UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                                   BAOZUN INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)



              Class A ordinary shares, par value US$0.0001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    06684L103**
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2015
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**CUSIP represents American Depositary Shares, each representing one Class A ordinary share.
                           Page 1 of 17

-----------------------
  CUSIP No. 06684L103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman  Sachs Asset Management
           (Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, "Goldman Sachs Asset Management")
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               11,066,989*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               11,066,989*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           11,066,989*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.3 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------
*11,066,989 American depositary shares, which represent 11,066,989 Class A ordinary shares.

**Based on 150,775,312 shares of Class A ordinary shares issued and outstanding as of September 30, 2015, as reported in Exhibit 99.1 of Form 6-K filed by the Issuer on November 24, 2015.

-----------------------
  CUSIP No. 06684L103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,426,793*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,426,793*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,426,793*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.9 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*4,426,793 American depositary shares, which represent 4,426,793 Class A ordinary shares.

**Based on 150,775,312 shares of Class A ordinary shares issued and outstanding as of September 30, 2015, as reported in Exhibit 99.1 of Form 6-K filed by the Issuer on November 24, 2015.

-----------------------
  CUSIP No. 06684L103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Global Long Short Partners Master LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,426,793*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,426,793*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,426,793*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.9 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*4,426,793 American depositary shares, which represent 4,426,793 Class A ordinary shares.

**Based on 150,775,312 shares of Class A ordinary shares issued and outstanding as of September 30, 2015, as reported in Exhibit 99.1 of Form 6-K filed by the Issuer on November 24, 2015.

-----------------------
  CUSIP No. 06684L103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
          OPPORTUNITIES ADVISORS, L.L.C

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,640,196*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,640,196*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,640,196*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.4 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*6,640,196 American depositary shares, which represent 6,640,196 Class A ordinary shares.

**Based on 150,775,312 shares of Class A ordinary shares issued and outstanding as of September 30, 2015, as reported in Exhibit 99.1 of Form 6-K filed by the Issuer on November 24, 2015.

-----------------------
  CUSIP No. 06684L103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Global Private Opportunities Partners Holdings LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,640,196*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,640,196*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,640,196*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.4 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*6,640,196 American depositary shares, which represent 6,640,196 Class A ordinary shares.

**Based on 150,775,312 shares of Class A ordinary shares issued and outstanding as of September 30, 2015, as reported in Exhibit 99.1 of Form 6-K filed by the Issuer on November 24, 2015.

Item 1(a).         Name of Issuer:
                   BAOZUN INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Building No.H, No.1188 Wanrong Road
                   Zhabei District, Shanghai 200436
                   The People's Republic of China


Item 2(a).         Name of Persons Filing:

                   GOLDMAN SACHS ASSET MANAGEMENT
                   GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC
                   Global Long Short Partners Master LP
                   GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
                   OPPORTUNITIES ADVISORS, L.L.C
                   Global Private Opportunities Partners Holdings LP

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   Goldman SACHS ASSET MANAGEMENT,
                   GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC,
                   Global Long Short Partners Master LP,
                   GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
                   OPPORTUNITIES ADVISORS, L.L.C,
                   Global Private Opportunities Partners Holdings LP:

                   200 West Street
                   New York, NY  10282

Item 2(c).         Citizenship:
                   GOLDMAN SACHS ASSET MANAGEMENT, L.P. - Delaware GS INVESTMENT STRATEGIES, LLC - Delaware

                   GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC - Delaware Global Long Short Partners Master LP - Cayman Islands GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
                   OPPORTUNITIES ADVISORS, L.L.C - Delaware
                   Global Private Opportunities Partners
                   Holdings LP - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Class A ordinary shares, par value US$0.0001 per share

Item 2(e).         CUSIP Number:
                   06684L103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


	  (j).[  ]  A non-U.S.institution in accordance with
                     Rule 13d-1(b)(1)(ii)(J);

          (k).[_] A group, provided that all the members are persons specified with Rule 13d-1(b)(1)(ii)(A) through (J).

	   If filing as a non-US institution in accordance with Rule 13d-1(b)
           (1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

*In accordance with the Securities and Exchange Commission Release No.
34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2016

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Global Long Short Partners Master LP

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
             OPPORTUNITIES ADVISORS, L.L.C

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Global Private Opportunities Partners Holdings LP

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Power of Attorney, relating to
                GOLDMAN SACHS ASSET MANAGEMENT, L.P.
  99.3          Power of Attorney, relating to
                GS INVESTMENT STRATEGIES, LLC
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC
  99.5          Power of Attorney, relating to
                Global Long Short Partners Master LP
  99.6          Power of Attorney, relating to
                GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
                OPPORTUNITIES ADVISORS, L.L.C
  99.7          Power of Attorney, relating to
                Global Private Opportunities Partners Holdings LP

                                                               EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary shares, par value US$0.0001 per share, of BAOZUN INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 12, 2016

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS INVESTMENT STRATEGIES, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Global Long Short Partners Master LP

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE
             OPPORTUNITIES ADVISORS, L.L.C

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             Global Private Opportunities Partners Holdings LP

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                               EXHIBIT (99.2)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-
fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:/s/ Ellen R. Porges
____________________________
Name:  Ellen R. Porges
Title: General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") , pursuant to that Power of Attorney dated November 30, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                             EXHIBIT (99.3)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS INVESTMENT STRATEGIES, LLC (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs
Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 30, 2012.



GS INVESTMENT STRATEGIES, LLC


By: /s/ Umit Alptuna
____________________________
Name:   Umit Alptuna
Title:  Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS INVESTMENT STRATEGIES, LLC (the "Company") , pursuant to that Power of Attorney dated November 30, 2012 (the "POA"), does hereby designate Veruna Stanescu, Lee Tryhorn and Leo Herskovich, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other to the to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 2015.


GS INVESTMENT STRATEGIES, LLC


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                             EXHIBIT (99.4)

			   POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of
The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2016.


GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC


By: /s/   Umit Alptuna
____________________________
Name:  Umit Alptuna
Title:  Authorized Signatory

                                                               EXHIBIT (99.5)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Global Long Short Partners Master LP (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 19, 2016.


Global Long Short Partners Master LP
By:  GOLDMAN SACHS INVESTMENT PARTNERS GP, LLC


By: /s/  Michelle Barone
____________________________
Name:  Michelle Barone
Title:  Authorized Signatory

                                                             EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE OPPORTUNITIES ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 4, 2016.


GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE OPPORTUNITIES ADVISORS, L.L.C.


By: /s/   Michelle Barone
____________________________
Name:  Michelle Barone
Title:  Authorized Signatory

                                                               EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Global Private Opportunities Partners Holdings LP (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Veruna Stanescu, and Leo Herskovich (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities
Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 19, 2016.


Global Private Opportunities Partners Holdings LP
By: GOLMAN SACHS INVESTMENT PARTNERS PRIVATE OPPORTUNITIES HOLDINGS ADVISORS,
    INC.


By: /s/  Michelle Barone
____________________________
Name:  Michelle Barone
Title:  Authorized Signatory